Exhibit 99.2

CUI Global Announces Collaboration Agreement with

France-based ENGIE for GasPT® and VE Technology®

HOUSTON, Mar. 14, 2017 – CUI Global, Inc. (NASDAQ:CUI) has announced that its wholly-owned United Kingdom (UK) energy subsidiary, Orbital Gas Systems Ltd. (Orbital), has entered into a formal collaboration agreement with ENGIE, the global energy group based in Paris, France.

The collaboration involves joint marketing and sales of Orbital’s proprietary GasPT and VE Technology in North America, Western Europe, and Asia. Orbital and ENGIE have agreed to develop a joint commercialization plan, exchange information regarding prospective customers and cooperate on technical efforts to further develop the technologies as they apply to the French energy industry.

ENGIE, a global energy icon and an expert operator in the three businesses of electricity, natural gas and energy services, has also agreed to “present to its contacts in France and abroad, the GasPT and VE Technologies in the gas grid as well as the opportunities the technology could offer for new green gas.” ENGIE has also agreed to “assist its contacts in implementation” of the technology.

ENGIE, a multinational energy giant with 2015 annual revenues of $75.0 billion, can and will partner with Orbital to bring its unique technologies to ENGIE relationships in France, throughout Western Europe, and into Asia, where ENGIE has a significant presence.

“This new collaboration enables us to expand the reach of our innovative technologies to a wider group of natural gas operators in the Western European, North American and Asian markets,” stated William Clough, president and CEO of CUI Global. “As an internationally recognized and respected energy group renowned throughout the industry as a technology leader and active proponent of sustainable energy, climate-change mitigation and the responsible use of resources, ENGIE further validates our solutions as a means of fiscal monitoring that is far more efficient and cost-effective than those currently deployed by the industry.”

According to Bernard Blez, Head of ENGIE Lab CRIGEN “We at ENGIE are pleased to have entered into this agreement with Orbital to collaborate on these exciting technologies. We believe that the GasPT analyzers and VE Technology are unique and innovative solutions which enable differentiated opportunities in specific gas markets.”

Concluded Clough, “ENGIE joins a growing list of Orbital partners that includes some of the largest natural gas operators in the UK, Europe and the rest of the world, highlighting Orbital’s growing footprint in the global energy industry. Together, Orbital and ENGIE will work to provide more numerous and more efficient energy sources to their customers, while reducing carbon emissions and providing environmentally sensitive energy solutions.”

About ENGIE

ENGIE develops its businesses (power, natural gas, energy services) around a model based on responsible growth to take on the major challenges of energy’s transition to a low-carbon economy: access to sustainable energy, climate-change mitigation and adaptation, and the rational use of resources. The Group provides individuals, cities and businesses with highly efficient and innovative solutions largely based on its expertise in four key sectors: renewable energy, energy efficiency, liquefied natural gas and digital technology. ENGIE employs 154,950 people worldwide and achieved revenues of €69.9 billion in 2015. The Group is listed on the Paris and Brussels stock exchanges (ENGI) and is represented in the main international indices: CAC 40, BEL 20, DJ Euro Stoxx 50, Euronext 100, FTSE Eurotop 100, MSCI Europe, DJSI World, DJSI Europe and Euronext Vigeo (World 120, Eurozone 120, Europe 120 and France 20).

For more information please visit www.engie.com

About CUI Global, Inc.

Delivering Innovative Technologies for an Interconnected World . . . . .

CUI Global, Inc. is a publicly traded company dedicated to maximizing shareholder value through the acquisition and development of innovative companies, products and technologies. From Orbital Gas Systems' advanced GasPT2 platform targeting the energy sector, to CUI Inc.’s digital power platform serving the networking and telecom space, CUI Global and its subsidiaries have built a diversified portfolio of industry leading technologies that touch many markets. As a publicly traded company, shareholders are able to participate in the opportunities, revenues, and profits generated by the products, technologies, and market channels of CUI Global and its subsidiaries. But most importantly, a commitment to conduct business with a high level of integrity, respect, and philanthropic dedication allows the organization to make a difference in the lives of their customers, employees, investors and global community.

For more information please visit www.cuiglobal.com

About Orbital Gas Systems Ltd.

Orbital Gas Systems Ltd (“Orbital”) is the largest natural gas systems integrator in the United Kingdom. For more than 30 years, Orbital has developed its portfolio of products, services and resources to offer a diverse range of personalized gas engineering solutions to the gas utilities, power generation, emissions, manufacturing and automotive industries.  Orbital’s internationally recognized expertise in the natural gas industry, including bringing together the patented VE Technology with the ground-breaking GasPTi device, offers natural gas operators and users a comprehensive engineering array for the next generation of energy metering systems. Orbital is a wholly-owned subsidiary of CUI Global, Inc.

For more information, please visit www.orbitalgassystems.com

Important Cautions Regarding Forward Looking Statements

This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are subject to risks and uncertainties that could cause actual results to vary materially from those projected in the forward-looking statements. The company may experience significant fluctuations in future operating results due to a number of economic, competitive, and other factors, including, among other things, our reliance on third-party manufacturers and suppliers, government agency budgetary and political constraints, new or increased competition, changes in market demand, and the performance or reliability of our products. These factors and others could cause operating results to vary significantly from those in prior periods, and those projected in forward-looking statements. Additional information with respect to these and other factors, which could materially affect the company and its operations, are included in certain forms the company has filed with the Securities and Exchange Commission.

Media Contact:	Outside IR Contact
CUI Global Inc.	LHA
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